Exhibit 99.1
Professional Holding Corp. Reports Fourth Quarter and Full Year 2022 Results
Fourth Quarter 2022 Net Income of $4.3 million and Earnings per Share of $0.31 Reflecting Acquisition Related Expenses
Coral Gables, Fla., January 27, 2023 – Professional Holding Corp. (the “Company”) (NASDAQ:PFHD), the parent company of Professional Bank (the “Bank”), today reported net income of $4.3 million, or $0.31 per share, for the fourth quarter of 2022, compared to net income of $8.5 million, or $0.63 per share, for the third quarter of 2022, and net income of $4.0 million, or $0.30 per share, for the fourth quarter of 2021. Chief Financial Officer Mary Usategui noted that the Company continued to perform at a high level while incurring additional expenses related to its previously announced merger with Seacoast Banking Corporation of Florida (“Seacoast”), expected to close on January 31, 2023.
Results of Operations for the Three Months Ended December 31, 2022
•Net income decreased by $4.2 million, or 49.7%, to $4.3 million compared to $8.5 million in the third quarter, due to a decrease in net interest income of $2.2 million and an increase in noninterest expense of $2.7 million, partially offset by a decrease in provision expense of $0.5 million and an increase in noninterest income of $0.1 million. The increase in noninterest expense was due to expenses associated with one-time equity award accelerations in anticipation of the Seacoast merger and other related acquisition expenses.
•Net interest income decreased by $2.2 million, or 9.0%, to $22.6 million compared to $24.8 million in the third quarter, primarily due to an increase in the cost of funding, partially offset by an increase in the rate received on interest bearing assets. The Company’s yield on average interest earning assets increased by 42 basis points while cost of funds increased by 84 basis points compared to the prior quarter.
•Provision for loan losses expense decreased by $0.5 million, or 36.6%, to $0.9 million compared to $1.3 million in the third quarter, due to a decrease in specific reserves on two impaired loans.
•Noninterest income of $1.3 million remained relatively unchanged compared to the prior quarter.
•Noninterest expense increased by $2.7 million, or 19.8%, to $16.6 million compared to $13.9 million in the prior quarter. The increase was primarily due to expenses of $3.6 million in one-time equity award accelerations, partially offset by lower acquisition expenses of $0.5 million compared to the prior quarter in connection with the pending merger with Seacoast and the prior quarter charitable contribution to the AAA scholarship foundation.
Results of Operations for the Year Ended December 31, 2022
•Net income increased by $0.8 million, or 3.7%, to $22.1 million compared to $21.4 million for the prior year, due to an increase in net interest income of $16.0 million, partially offset by an increase in provision expense of $0.5 million, a decrease in noninterest income of $0.6 million, an increase in noninterest expense of $12.3 million, and an increase in income tax provision of $1.8 million.
•Net interest income increased by $16.0 million, or 22.1%, to $88.3 million compared to $72.3 million in the prior year, primarily due to the impact of the Federal Reserve’s target Federal Funds Rate increases in 2022 on the Company’s asset sensitive balance sheet, in addition to an increase in average loans from $1.7 billion in 2021 to $1.9 billion in 2022. Interest income also benefited from increased average balances and higher yields in our investment portfolio.
•Provision for loan losses increased by $0.5 million, or 11.5%, to $5.3 million compared to $4.7 million in the prior year primarily due to loan growth. The ratio of charge-offs to average loans was 0.03% during the year ended December 31, 2022, compared to 0.49% in the prior year.
•Noninterest income decreased by $0.6 million, or 9.1% to $5.6 million compared to the prior year. The decrease primarily reflected lower loan held for sale income of $0.4 million, lower service charges of $0.5 million on deposit accounts, and lower swap fee income of $0.6 million. These decreases were partially offset by an increase of $0.3 million in bank owned life insurance income and $0.7 million in other noninterest income. The increase in other noninterest income was comprised of $0.5 million of insurance proceeds on a previously recognized contingency and a $0.2 million loss on fixed asset disposals recorded in 2021.

•Noninterest expense increased by $12.3 million, or 26.0%, to $59.5 million compared to $47.3 million in the prior year primarily due to higher salaries and employee benefits of $5.7 million, higher other noninterest expense of $4.7 million, higher acquisition expenses of $0.8 million, and higher professional fees of $0.8 million. The increase in salaries and benefits were comprised of severance and benefit payments related to the departure of the Company’s former Chief Executive Officer, higher employee compensation costs from one-time restricted share award accelerations, increased headcount, and higher sales incentives. The increase in other noninterest expense was primarily comprised of $3.6 million in one-time SAR award accelerations, and a $0.7 million loss related to a previously recognized contingency from the first quarter.
Financial Condition
At December 31, 2022:
•Total assets increased by $114.4 million, or 4.6% to $2.6 billion, compared to September 30, 2022, primarily as a result of an increase in loans, partially offset by a decrease in cash and cash equivalents and a decrease in our securities portfolio.
•Total loans increased by $128.5 million, or 25.4%, annualized, compared to September 30, 2022. We experienced loan originations of approximately $228.8 million, of which $156.5 million funded, partially offset by paydowns and prepayments.
•Total deposits decreased by $15.1 million, or 2.7% annualized, compared to September 30, 2022, primarily due to decreases in noninterest bearing deposits and time deposits, partially offset by increases in money market and interest bearing deposit categories. Cost of deposits increased 79 basis points to 1.18% for the three months ended December 31, 2022, from 0.39% for the three months ended September 30, 2022.
•Federal Home Loan Bank advances increased $120.0 million, compared to September 30, 2022, for the use of funding loan growth and maintaining liquidity.
•As of December 31, 2022, nonperforming assets decreased $0.3 million to $1.5 million compared to $1.8 million at September 30, 2022, as a result of an impaired loan that was brought to good standing during the three months ended December 31, 2022.
Capital and Liquidity
The Company continues to remain well capitalized per regulatory requirements. As of December 31, 2022, the Company had a total risk-based capital ratio of 13.1% and a leverage capital ratio of 9.5%. The Company maintains a strong liquidity position. At December 31, 2022, in addition to its balance sheet liquidity, the Company had the ability to generate approximately $329.5 million in liquidity through available resources. Additionally, the Company retained $9.6 million in cash at the holding company.
Net Interest Income and Net Interest Margin Analysis
Net interest income was $22.6 million for the three months ended December 31, 2022. The following table shows the average outstanding balance of each principal category of the Company’s assets, liabilities, and shareholders’ equity, together with the average yields on assets and the average costs of liabilities for the periods indicated. Such yields and costs are calculated by dividing the annualized income or expense by the average daily balances of the corresponding assets or liabilities for the respective periods. For the three months ended December 31, 2022, the Company’s cost of funds was 1.26%.

(Dollars in thousands)	For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest-earning deposits	$93,576	$906	3.84%	$137,355	$747	2.16%	$700,741	$263	0.15%
Federal funds sold	15,550	145	3.70%	21,895	124	2.25%	21,969	13	0.23%
Federal Reserve Bank stock, FHLB stock and other corporate stock	9,316	139	5.92%	7,384	108	5.80%	7,760	106	5.42%
Investment securities - taxable	153,657	879	2.27%	168,662	736	1.73%	129,602	290	0.89%
Investment securities - tax exempt	24,795	207	3.31%	27,572	228	3.28%	18,694	166	3.52%
Loans(1)	2,048,170	27,423	5.31%	1,979,132	25,222	5.06%	1,705,563	19,159	4.46%
Total interest earning assets	2,345,064	29,699	5.02%	2,342,000	27,165	4.60%	2,584,329	19,997	3.07%
Loans held for sale	—			31			802
Noninterest earning assets	152,349			156,584			136,892
Total assets	$2,497,413			$2,498,615			$2,722,023
Liabilities and stockholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,461,797	6,414	1.74%	1,453,653	2,170	0.59%	1,619,355	1,634	0.40%
Borrowed funds	71,988	732	4.03%	24,447	198	3.21%	39,796	240	2.39%
Total interest-bearing liabilities	1,533,785	7,146	1.85%	1,478,100	2,368	0.64%	1,659,151	1,874	0.45%
Noninterest-bearing liabilities
Noninterest-bearing deposits	698,274			758,135			814,767
Other noninterest-bearing liabilities	24,727			24,492			18,514
Stockholders’ equity	240,627			237,888			229,591
Total liabilities and stockholders’ equity	$2,497,413			$2,498,615			$2,722,023
Net interest income		$22,553			$24,797			$18,123
Net interest spread(2)			3.17%			3.96%			2.62%
Net interest margin(3)			3.82%			4.20%			2.78%
_________________________________________
(1)Includes nonaccrual loans.
(2)Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)Interest income on loans includes loan fees of $0.8 million, $0.9 million and $1.7 million for the three months ended December 31, 2022, September 30, 2022 and December 31, 2021, respectively.

Net interest income was $88.3 million and the Company’s cost of funds was 0.56% for the year ended December 31, 2022.

	For the Years Ended
	December 31, 2022			December 31, 2021
(Dollars in thousands)	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate	Average Outstanding Balance	Interest Income/ Expense(4)	Average Yield/Rate
Assets
Interest earning assets
Interest earning deposits	$318,736	$2,892	0.91%	$506,993	$698	0.14%
Federal funds sold	24,274	354	1.46%	42,921	63	0.15%
Federal Reserve Bank stock, FHLB stock and other corporate stock	7,907	448	5.67%	7,658	397	5.18%
Investment securities - taxable	171,568	2,957	1.72%	93,955	816	0.87%
Investment securities - tax-exempt	26,672	880	3.30%	19,967	735	3.68%
Loans (1)	1,914,499	94,025	4.91%	1,692,800	76,912	4.54%
Total interest earning assets	2,463,656	101,556	4.12%	2,364,294	79,621	3.37%
Loans held for sale	338			1,566
Noninterest earning assets	149,398			125,967
Total assets	$2,613,392			$2,491,827
Liabilities and shareholders’ equity
Interest-bearing liabilities
Interest-bearing deposits	1,561,864	11,661	0.75%	1,418,487	5,857	0.41%
Borrowed funds	43,173	1,589	3.68%	71,534	1,456	2.04%
Total interest-bearing liabilities	1,605,037	13,250	0.83%	1,490,021	7,313	0.49%
Noninterest-bearing liabilities
Noninterest-bearing deposits	751,192			760,738
Other noninterest-bearing liabilities	21,776			17,956
Shareholders’ equity	235,387			223,112
Total liabilities and shareholders’ equity	$2,613,392			$2,491,827
Net interest income		$88,306			$72,308
Net interest spread (2)			3.29%			2.88%
Net interest margin (3)			3.58%			3.06%
__________________________________
(1)Includes nonaccrual loans.
(2)Net interest spread is the difference between interest earned on interest earning assets and interest paid on interest bearing liabilities.
(3)Net interest margin is a ratio of net interest income to average interest earning assets for the same period.
(4)Interest income on loans includes loan fees of $4.6 million and $8.6 million for the year ended December 31, 2022, and 2021, respectively.

Provision for Loan Losses
Provision for loan losses decreased by $0.5 million, or 36.6%, in the three months ended December 31, 2022, to $0.9 million compared to $1.3 million in the three months ended September 30, 2022, as a result of updated collateral valuations on two impaired loans, reducing the specific reserve requirement. There were no net charge-offs during the three months ended December 31, 2022, and September 30, 2022.
Investment Securities
In the three months ended December 31, 2022, the Company’s investment portfolio decreased $10.8 million, or 5.9%, to $172.9 million compared to the prior quarter. The decrease was primarily due to $10.7 million in investment calls, redemptions and paydowns coupled with an increase in unrealized losses of $0.2 million during the fourth quarter. To supplement interest income earned on the Company’s loan portfolio, the Company invests in high quality mortgage-backed securities, government agency bonds, corporate bonds, community development district bonds, and equity securities (including mutual funds).
Loan Portfolio
The Company’s primary source of income is derived from interest earned on loans. The Company’s loan portfolio consists of loans secured by real estate, as well as commercial business loans, construction and development loans, and other consumer loans. The Company’s loan clients primarily consist of small-to medium-sized businesses, the owners and operators of those businesses, and other professionals, entrepreneurs and high net worth individuals. The Company’s owner-occupied and investment commercial real estate loans, residential construction loans, and commercial business loans provide higher risk-adjusted returns, shorter maturities, and more sensitivity to interest rate fluctuations and are complemented by the relatively lower risk residential real estate loans to individuals. The Company’s lending activities are principally directed to the Miami-Dade MSA. The following table summarizes and provides additional information about certain segments of the Company’s loan portfolio as of December 31, 2022, September 30, 2022, and December 31, 2021:

(Dollars in thousands)	December 31, 2022		September 30, 2022		December 31, 2021
	Amount	Percent	Amount	Percent	Amount	Percent
Loans held for investment:
Commercial real estate	$1,059,754	49.7%	$997,478	49.8%	$902,654	50.8%
Residential real estate	500,269	23.5%	452,521	22.6%	377,511	21.2%
Commercial (non-PPP) (1)	405,824	19.0%	397,725	19.8%	325,415	18.3%
Commercial (PPP)	1,902	0.1%	2,618	0.1%	58,615	3.3%
Construction and land development	133,093	6.2%	128,570	6.4%	91,520	5.1%
Consumer and other	32,517	1.5%	25,983	1.3%	21,449	1.2%
Total loans held for investment, gross	2,133,359	100.0%	2,004,895	100.0%	1,777,164	100.0%
Allowance for loan losses	(17,336)		(16,485)		(12,704)
Loans held for investment, net	$2,116,023		$1,988,410		$1,764,460

Loans held for sale:
Loans held for sale	$—	—%	$—	—%	$165	100.0%
Total loans held for sale	$—		$—		$165
_________________________________________
(1)Includes search fund lending of $100.1 million, $99.2 million, and $84.0 million for December 31, 2022, September 30, 2022, and December 31, 2021, respectively.
Nonperforming Assets
As of December 31, 2022, the Company had nonperforming assets of $1.5 million, or 0.06% of total assets, compared to nonperforming assets of $1.8 million, or 0.07% of total assets, at September 30, 2022.
Allowance for Loan and Lease Loss (“ALLL”)
The Company’s allowance for loan losses increased $0.9 million, or 5.2%, to $17.3 million at December 31, 2022, compared to September 30, 2022, primarily due to loan production. The Company’s allowance for loan losses as a percentage of total loans held for investment was 0.81% at December 31, 2022, compared to 0.82% at September 30, 2022. There were minimal changes to qualitative loss factors and historical loss factors for the current period, with the principal driver for the increased allowance being loan growth.

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollar amounts in thousands, except share data)

	December 31, 2022	September 30, 2022	December 31, 2021
ASSETS
Cash and due from banks	$12,495	43,863	$38,469
Interest earning deposits	142,614	113,641	545,521
Federal funds sold	9,996	15,762	13,477
Cash and cash equivalents	165,105	173,266	597,467
Securities available for sale, at fair value - taxable	144,422	150,517	175,536
Securities available for sale, at fair value - tax exempt	22,197	26,863	18,765
Securities held to maturity (fair value December 31, 2022 – $170, September 30, 2022 – $178, December 31, 2021 – $242)	183	194	236
Equity securities	6,119	6,182	6,638
Loans, net of allowance of $17,336, $16,485, and $12,704 as of December 31, 2022, September 30, 2022, and December 31, 2021, respectively	2,116,023	1,988,410	1,764,460
Loans held for sale	—	—	165
Premises and equipment, net	7,399	7,867	9,020
Bank owned life insurance	54,935	54,534	38,485
Goodwill and intangibles	25,519	25,579	25,766
Other assets	47,411	41,465	27,573
Total assets	$2,589,313	$2,474,877	$2,664,111
LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits
Demand – noninterest bearing	$684,822	$758,042	$674,003
Demand – interest bearing	306,817	$308,167	310,362
Money market and savings	1,051,947	$976,766	1,121,330
Time deposits	129,594	$145,316	265,693
Total deposits	2,173,180	2,188,291	2,371,388
Federal Home Loan Bank advances	120,000	—	35,000
Official Checks	7,241	5,350	4,125
Other borrowings	—	—	10,000
Subordinated debt	24,498	24,467	—
Accrued interest and other liabilities	19,017	18,905	12,074
Total liabilities	2,343,936	2,237,013	2,432,587
Stockholders’ equity
Preferred stock, 10,000,000 shares authorized, none issued	—	—	—
Class A Voting Common stock, $0.01 par value; authorized 50,000,000 shares. Issued 15,147,950 and outstanding 14,101,414 shares as of December 31, 2022, issued 14,769,354 and outstanding 13,811,084 shares at September 30, 2022, issued 14,393,750 and outstanding 13,446,400 shares at December 31, 2021	151	148	144
Class B Non-Voting Common stock, $0.01 par value; 10,000,000 shares authorized, none issued and outstanding on December 31, 2022, September 30, 2022, and December 31, 2021	—	—	—
Treasury stock, at cost	(18,642)	(16,214)	(16,003)
Additional paid in capital	222,451	216,703	212,012
Retained earnings	58,268	54,006	36,120
Accumulated other comprehensive loss	(16,851)	(16,779)	(749)
Total stockholders’ equity	245,377	237,864	231,524
Total liabilities and stockholders' equity	$2,589,313	$2,474,877	$2,664,111

PROFESSIONAL HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Unaudited)
(Dollar amounts in thousands, except share data)

	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Interest income
Loans, including fees	$27,423	$25,222	$19,159	$94,025	$76,912
Investment securities - taxable	879	736	290	2,957	816
Investment securities - tax-exempt	207	228	166	880	735
Dividend income on restricted stock	138	108	107	448	397
Other	1,052	871	275	3,246	761
Total interest income	29,699	27,165	19,997	101,556	79,621

Interest expense
Deposits	6,414	2,170	1,634	11,661	5,857
Federal Home Loan Bank advances	489	—	183	626	751
Subordinated debt	243	198	43	939	378
Other borrowings	—	—	14	24	327
Total interest expense	7,146	2,368	1,874	13,250	7,313

Net interest income	22,553	24,797	18,123	88,306	72,308
Provision for loan losses	851	1,343	1,880	5,285	4,740
Net interest income after provision for loan losses	21,702	23,454	16,243	83,021	67,568

Noninterest income
Service charges on deposit accounts	558	542	504	2,194	2,741
Income from bank owned life insurance	401	400	281	1,450	1,125
SBA origination fees	25	90	94	163	260
Swap fee income	215	—	128	327	909
Loans held for sale income	—	6	89	122	551
Gain on sale and call of securities	91	—	16	104	39
Other	54	185	178	1,261	562
Total noninterest income	1,344	1,223	1,290	5,621	6,187

Noninterest expense
Salaries and employee benefits	8,300	8,003	8,044	34,996	29,277
Occupancy and equipment	1,005	1,001	987	4,018	3,929
Data processing	476	257	313	1,351	1,182
Marketing	(78)	565	(103)	808	635
Professional fees	1,043	830	743	3,678	2,830
Acquisition expenses	504	957	—	1,461	684
Regulatory assessments	255	254	433	1,531	1,681
Other	5,091	1,986	2,483	11,705	7,048
Total noninterest expense	16,596	13,853	12,900	59,548	47,266

Income before income taxes	6,449	10,824	4,633	29,093	26,489
Income tax provision	2,187	2,351	673	6,945	5,125
Net income	$4,262	$8,473	$3,960	$22,148	$21,364

Earnings per share:
Basic	$0.31	$0.63	$0.30	$1.64	$1.61
Diluted	$0.29	$0.60	$0.29	$1.56	$1.54

Other comprehensive income:
Unrealized holding loss on securities available for sale	$(96)	$(7,176)	$(1,080)	$(21,581)	$(2,161)
Tax effect	24	1,819	265	5,479	530
Other comprehensive loss, net of tax	(72)	(5,357)	(815)	(16,102)	(1,631)
Comprehensive income	$4,190	$3,116	$3,145	$6,046	$19,733

PROFESSIONAL HOLDING CORP.
EARNINGS PER COMMON SHARE (Unaudited)
(Dollar amounts in thousands, except share data)
Basic earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share is computed by dividing net income available to common shareholders by the weighted average number of shares of common stock outstanding plus the effect of employee stock awards during the year.

	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Basic earnings per share:
Net income	$4,262	$8,473	$3,960	$22,148	$21,364
Total weighted average common stock outstanding	13,567,280	13,498,007	13,202,477	13,465,286	13,308,682
Basic earnings per common share	$0.31	$0.63	$0.30	$1.64	$1.61
Diluted earnings per share:
Net income	$4,262	$8,473	$3,960	$22,148	$21,364
Total weighted average common stock outstanding	13,567,280	13,498,007	13,202,477	13,465,286	13,308,682
Add: dilutive effect of employee restricted stock and options	784,800	742,008	666,908	708,693	592,168
Total weighted average diluted stock outstanding	14,352,080	14,240,015	13,869,385	14,173,979	13,900,850
Dilutive earnings per common share	$0.30	$0.60	$0.29	$1.56	$1.54

Anti-dilutive restricted stock and options	167,784	16,874	4,380	196,160	285,487

Explanation of Certain Unaudited Non-GAAP Financial Measures
This press release contains financial information determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”), which we refer to as “non-GAAP financial measures.” The table below provides a reconciliation between these non-GAAP measures and net income and net income per share, which are the most comparable GAAP measures.
Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes these measures are useful supplemental information that can enhance investors’ understanding of the Company’s business and performance without considering taxes or provisions for loan losses and can be useful when comparing performance with other financial institutions. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures.
Reconciliation of non-GAAP Financial Measures

(Dollar amounts in thousands, except per share data)	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income (GAAP)	$22,553	$24,797	$18,123	$88,306	$72,308
Total noninterest income	1,344	1,223	1,290	5,621	6,187
Total noninterest expense	16,596	13,853	12,900	59,548	47,266
Pre-tax pre-provision earnings (non-GAAP)	$7,301	$12,167	$6,513	$34,379	$31,229
Total adjustments to noninterest expense (1)	(5,042)	(957)	—	(8,914)	(684)
Adjusted pre-tax pre-provision earnings (non-GAAP)	$12,343	$13,124	$6,513	$43,293	$31,913

Return on average assets (GAAP)	0.68%	1.35%	0.58%	0.85%	0.86%
Annualized pre-tax pre-provision ROAA (non-GAAP)	1.16%	1.93%	0.95%	1.32%	1.25%
Adjusted annualized pre-tax pre-provision ROAA (non-GAAP)	1.96%	2.08%	0.95%	1.66%	1.28%
(1)Adjustments to noninterest expense for the three months ended December 31, 2022, were comprised of $4.5 million in one-time equity award accelerations, and $0.5 million in acquisition expenses. Adjustments for the year ended December 31, 2022, were comprised of $4.5 million in one-time equity award accelerations, $1.5 million in acquisition expenses and $2.9 million in severance and accelerated vesting expense related to the departure of the former Chief Executive Officer. Adjustments to noninterest expense for the three months ended September 30, 2022, were related to acquisition expenses. Adjustments to noninterest expense for the year ended December 31, 2021, were related to change in control payments to two former Marquis employees.

(Dollar amounts in thousands, except per share data)	December 31, 2022	September 30, 2022	December 31, 2021
Total loans held for investment, net (GAAP)	$2,116,023	$1,988,410	$1,764,460
Add allowance for loan loss	17,336	16,485	12,704
Total gross loans held for investment	2,133,359	2,004,895	1,777,164
Less Professional Bank net PPP loans	1,902	2,618	58,615
Total gross LHFI excluding net PPP loans (non-GAAP)	2,131,457	2,002,277	1,718,549
Add purchase accounting loan marks	8,047	8,480	13,003
Total gross LHFI excluding net PPP loans (non-GAAP) + PA marks	$2,139,504	$2,010,757	$1,731,552

ALLL as a % of LHFI (GAAP)	0.81%	0.82%	0.71%
ALLL as a % of total LHFI excluding net PPP loans (non-GAAP)	0.81%	0.82%	0.74%
PA marks + ALLL / LHFI excluding net PPP loans (non-GAAP)	1.19%	1.24%	1.48%

(Dollar amounts in thousands)	Three Months Ended			Years Ended
	December 31, 2022	September 30, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net interest income (GAAP)	$22,553	$24,797	$18,123	$88,306	$72,308
Less: PPP net interest income recognized	(32)	(200)	(1,269)	(2,110)	(8,246)
Net interest income excluding PPP (non-GAAP)	22,521	24,597	16,854	86,196	64,062
Less: PA premium/discounts	(442)	(1,504)	(1,442)	(5,255)	(6,024)
Net interest income excluding PPP and PA (non-GAAP)	$22,079	$23,093	$15,412	$80,941	$58,038
Average interest earning assets (GAAP)	2,345,064	2,342,000	2,584,329	2,463,656	2,364,294
Less: average PPP loans	(2,147)	(4,796)	(72,728)	(17,662)	(141,511)
Average interest earning assets, excluding PPP (non-GAAP)	2,342,917	2,337,204	2,511,601	2,445,994	2,222,783
Add: average PA marks	8,286	9,178	14,051	10,040	16,124
Average interest earning assets, excluding PPP and PA (non-GAAP)	$2,351,203	$2,346,382	$2,525,652	$2,456,034	$2,238,907
Net interest margin (GAAP)	3.82%	4.20%	2.78%	3.58%	3.06%
Net interest margin excluding PPP (non-GAAP)	3.81%	4.18%	2.66%	3.52%	2.88%
Net interest margin excluding PPP and PA (non-GAAP)	3.73%	3.90%	2.42%	3.30%	2.59%
Certain Performance Metrics
The following table shows the return on average assets (computed as annualized net income divided by average total assets), return on average equity (computed as annualized net income divided by average equity) and average equity to average assets ratios for the periods presented below.

	Three Months Ended December 31, 2022	Three Months Ended September 30, 2022	Three Months Ended December 31, 2021	Years Ended December 31, 2022	Years Ended December 31, 2021
Return on average assets	0.68%	1.35%	0.58%	0.85%	0.86%
Return on average equity	7.03%	14.13%	6.84%	9.41%	9.58%
Average equity to average assets	9.64%	9.52%	8.43%	9.01%	8.95%
About Professional Bank and Professional Holding Corp.:
Professional Holding Corp. (NASDAQ:PFHD) is the financial holding company for Professional Bank, a Florida state-chartered bank established in 2008 and based in Coral Gables, Florida. Professional Bank focuses on providing creative, relationship-driven commercial banking products and services designed to meet the needs of small to medium-sized businesses, the owners and operators of these businesses, professionals and entrepreneurs. On August 8, 2022, the Company and Seacoast announced that they have signed a definitive agreement under which Seacoast will acquire the Company. The transaction has been approved by the shareholders and regulatory authorities. The transaction is expected to be completed on January 31, 2023. For more information, visit www.myprobank.com. Member FDIC. Equal Housing Lender.